Exhibit 99.1

AMN Healthcare Completes the Acquisition of B.E. Smith

Expands Leadership Position in Healthcare Workforce Solutions

SAN DIEGO, Jan. 4, 2016 /PRNewswire/ — AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s leader and innovator in workforce solutions and staffing services, today announced the completion of the acquisition of B.E. Smith for a total purchase price of $160 million. B.E. Smith is a premier, full-service interim leadership and executive search firm serving healthcare clients across all settings including acute care hospitals, academic medical and children’s hospitals, physician practices, and post-acute care providers.

“The recruitment expertise and national talent pool of healthcare leaders provided by B.E. Smith brings immediate strategic value to AMN Healthcare’s broad portfolio of innovative workforce solutions. Client reaction to our recent announcement has been very positive, particularly as healthcare organizations are faced with the need for key executive and leadership talent to drive transformation across the care continuum,” said Susan Salka, President and Chief Executive Officer of AMN Healthcare.

Doug Smith, President and CEO of B.E. Smith, added, “The two companies share a common passion and dedication for delivering differentiated value to the healthcare industry. Talent is of critical importance to healthcare, and we are excited to join AMN Healthcare’s prestigious recruitment and workforce solutions brands. Together, we will create even greater value for our clients during this transformational time.”

The transaction is immediately accretive to AMN’s earnings and is structured to allow AMN to realize tax benefits having an estimated net present value of approximately $25 million. The purchase price is being funded through a combination of term loan borrowings and revolver draws under the Company’s credit facility.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions - including managed services programs, vendor management systems, recruitment process outsourcing and consulting services - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

About B.E. Smith:

Founded in 1978, B.E. Smith is a full-service healthcare executive search firm and one of the top-ranked providers of senior-level leadership services including Interim Leadership, Executive Search and Advisory Services. Veteran healthcare recruiters and regional healthcare experts partner with each client to create customized solutions. B.E. Smith’s proven methodology has resulted in the recent placement of more than 1,000 leaders into healthcare organizations worldwide. The firm utilizes a comprehensive sourcing strategy incorporating the latest marketing techniques, association partnerships, social networking and one of the largest databases of skilled senior-level healthcare executives in the industry to deliver immediate results in today’s complex healthcare environment. For more information, visit www.besmith.com or call 855-296-6318.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Jim Gogek

Media & Corporate Communications

858.350.3209

jim.gogek@amnhealthcare.com

Amy Chang

Vice President of Investor Relations

866.861.3229